Exhibit 10.59

SEMPRA ENERGY

2013 LONG TERM INCENTIVE PLAN

<YEAR> RESTRICTED STOCK UNIT AWARD

You have been granted a restricted stock unit award representing the right to receive one share of Sempra Energy Common Stock (together with reinvested dividend equivalents) for each unit, subject to the vesting conditions set forth below.  The restricted stock units, and reinvested dividend equivalents, may not be sold or assigned and will be subject to forfeiture unless and until they vest on the date of the <YEAR> Annual Meeting of Shareholders. Shares of Common Stock will be distributed to you when the restricted stock units vest under the terms and conditions of your award.

The terms and conditions of your award are set forth herein and in the Sempra Energy 2013 Long Term Incentive Plan, which is enclosed.

Date of Award:	<DATE>
Name of Recipient:	<NAME>
Number of Restricted Stock Units (prior to any reinvested dividend equivalents):	<# RSU>
Award Date Fair Market Value per Share of Common Stock:	<$STOCK PRICE>

You have been granted a restricted stock unit award under the Sempra Energy 2013 Long Term Incentive Plan. Your restricted stock units represent the right to receive one share of Sempra Energy Common Stock (together with reinvested dividend equivalents) for each restricted stock unit upon the vesting of your award, subject to the terms and conditions of your award.

Your restricted stock units are not shares of Common Stock. You will have no rights as a shareholder unless and until shares of Common Stock are issued to you upon the vesting of your restricted stock units.

Your restricted stock units (and reinvested dividend equivalents) are subject to transfer restrictions and will be forfeited if your Sempra Energy board service terminates before your units vest.  See “Vesting/Forfeiture”, “Transfer Restrictions”, and “Termination of Board Service” below.

Vesting/Forfeiture of Restricted Stock Units:

If not previously forfeited, your restricted stock units will vest on the date of the <YEAR> Annual Meeting of Shareholders or upon your earlier termination of board service by reason of your death, disability, or removal from the board without cause.

Your restricted stock units will be forfeited upon your termination of board service before the date of the <YEAR> Annual Meeting of Shareholders for any reason other than your death, disability, or removal from the board without cause.

Transfer Restrictions:
Your restricted stock units may not be sold or otherwise transferred and will remain subject to forfeiture conditions until they vest.
Termination of Board Service:

If your Sempra Energy board service terminates for any reason prior to the date of the <YEAR> Annual Meeting of Shareholders (other than by reason of your death, disability, or removal from the board without cause), all of your restricted stock units will be forfeited.

If your board service terminates by reason of your death, disability, or removal from the board without cause, your restricted stock units (and reinvested dividend equivalents) will immediately vest.

Reinvested Dividend Equivalents:

You also have been awarded reinvested dividend equivalents with respect to your restricted stock units.  Your reinvested dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award.  Your reinvested dividend equivalents will be determined based on the dividends that you would have received, had you held shares of Common Stock equal to the number of your restricted stock units from the date of your award to the date they vest, and assuming that the dividends and successive dividends thereon were reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Energy Dividend Reinvestment Plan.  Your reinvested dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as the shares represented by your restricted stock units.

Also, your restricted stock units (and dividend equivalents), including the terms and conditions thereof, will be adjusted to prevent dilution or enlargement of your rights in the event of a stock dividend on shares of Common Stock or as the result of a stock-split, recapitalization, reorganization or other similar transaction in accordance with the terms and conditions of the 2013 Long Term Incentive Plan.   Any additional restricted stock units (and dividend equivalents) awarded to you as a result of such an adjustment also will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to your restricted stock units.

Distribution of Shares:

Following the vesting of your restricted stock units, you will receive the number of shares of Common Stock equal to the number of your restricted stock units that have vested.  You will receive the shares as soon as reasonably practicable following the vesting date.  Once you receive the shares of Common Stock, your restricted stock units (and dividend equivalents) will terminate.

Taxes:

Upon the distribution of your units (and reinvested dividend equivalents) in shares of Common Stock, you will realize taxable income based on the fair market value of the shares on the distribution date and, if applicable, you must pay any applicable withholding (or other) taxes.

If you are subject to withholding (or other) taxes, prior to the taxable or tax withholding event, as applicable, you must pay, or make adequate arrangements satisfactory to Sempra Energy to pay these taxes.  In this regard, unless you instruct otherwise and pay or make arrangements satisfactory to Sempra Energy to pay these taxes, upon the distribution of your shares, Sempra Energy will withhold a sufficient number of shares of common stock or restricted stock units (valued in each case at the distribution date fair market value) to cover the minimum required withholding taxes and transfer to you only the remaining balance of your shares.

Change in Control:
A change in control shall be governed in accordance with Article 16 (Change in Control) of the 2013 Sempra Energy Long Term Incentive Plan.
Further Actions:

You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.

You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra Energy with full authority to effect any transfer of any shares of Common Stock distributable to you that is authorized by this Agreement.

Applicable Law:
This Agreement will be interpreted and enforced under the laws of the State of California.
Other Agreements:
In the event of a conflict between the terms of this Agreement and the 2013 Long Term Incentive Plan, the plan document shall prevail.

To accept your award you must sign the accompanying copy of this page and promptly return it to Sempra Energy.  By doing so, you agree to all of the terms and conditions set forth herein and in the Sempra Energy 2013 Long Term Incentive Plan.

Recipient:	X
(Signature)
Sempra Energy:	/s/ Debra L. Reed
(Signature)
Title:	Chairman and Chief Executive Officer